PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3) and 424(b)(7)
(To Prospectus dated June 23, 2006)	File No. 333-135285
$400,000,000

1 1/4% Convertible Senior Notes due 2026
and Shares of Common Stock Issuable Upon Conversion of the Notes
and Related Subsidiary Guarantees

     This prospectus supplement, or Supplement No. 8, supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus, dated June 23, 2006, as supplemented by Prospectus Supplement No. 1, dated July 14, 2006, Prospectus Supplement No. 2, dated July 28, 2006, Prospectus Supplement No. 3, dated August 31, 2006, Prospectus Supplement No. 4, dated September 19, 2006, Prospectus Supplement No. 5, dated October 31, 2006, Prospectus Supplement No. 6, dated December 13, 2006 and Prospectus Supplement No. 7, dated February 9, 2007 relating to the potential sale from time to time by the selling securityholders identified in this Supplement No. 8 of up to $400,000,000 aggregate principal amount of our 1 1/4% Convertible Senior Notes due 2026, or “Notes,” the related guarantees issued by our domestic subsidiaries and our shares of common stock issuable upon conversion of the Notes. The terms of the Notes are set forth in the prospectus dated June 23, 2006. This Supplement No. 8 is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 23, 2006, including any amendments or further supplements thereto, except to the extent that the information in this Supplement No. 8 supersedes the information contained in the prospectus dated June 23, 2006, as previously supplemented.

     Investing in the Notes and our common stock issuable upon conversion of the Notes involves risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 7.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, DATED JUNE 23, 2006. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is June 8, 2007.

Page
Prospectus Supplement
SELLING SECURITYHOLDERS	S-1

SELLING SECURITYHOLDERS

The Notes and subsidiary guarantees were issued and sold by us in March 2006 to Citigroup Global Markets Inc., UBS Securities LLC and Banc of America Securities LLC (the “initial purchasers”), and were re-sold by the initial purchasers pursuant to Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the Notes and subsidiary guarantees listed below and the shares of common stock issued upon conversion of such Notes. When we refer to the “selling securityholders” in this prospectus or a supplement hereto, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth information with respect to the selling securityholders, the principal amount of Notes and related subsidiary guarantees beneficially owned by each selling securityholder that may be offered pursuant to this prospectus or a supplement hereto and the number of shares of common stock into which such Notes are initially convertible. However, the number of shares of common stock into which such Notes are initially convertible is subject to adjustment as provided in “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”; resulting from payment of any make whole amount as provided in “Description of the Notes —
Determination of the Make Whole Amount”; and resulting from any registration default as provided in “Description of the Notes — Registration Rights.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the Notes provided in the table below are based on information provided to us by each of the selling securityholders as of June 1, 2007. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its Notes and subsidiary guarantees in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus to the extent required.

	Principal Amount
	of Notes and
	Subsidiary	Percentage	Number of Shares of Common Stock
	Guarantees	of Notes and			Beneficially
	Beneficially	Subsidiary			Owned
	Owned and	Guarantees	Beneficially	Offered	After the
Full Legal Name of Selling Securityholder (1)	Offered Hereby (2)	Outstanding (3)	Owned (4)	Hereby (2)(4)	Offering (2)

Allstate Insurance Company (5)	$2,000,000	*	183,539	96,006	87,533
Aristeia International Limited	$27,520,000	6.9%	1,321,045	1,321,045	0
Aristeia Partners LP	$3,480,000	*	167,050	167,050	0
Banc of America Securities LLC	$1,900,000	*	91,205	91,205	0
Black Diamond Convertible Offshore LOC	$2,000,000	*	96,006	96,006	0
Black Diamond Offshore, Ltd.	$1,127,000	*	54,099	54,099	0
Calamos Convertible Fund — Calamos Investment Trust	$4,650,000	1.2%	223,214	223,214	0
Canyon Capital Arbitrage Master Fund Ltd.	$8,250,000	2.1%	419,786	396,025	23,761	(9)
Canyon Value Realization Fund, L.P.	$4,250,000	1.1%	216,253	204,013	12,240	(9)
The Canyon Value Realization Fund (Cayman), Ltd.	$11,250,000	2.8%	590,437	540,034	50,403	(9)
Canyon Value Realization MAC 18, Ltd. (RMF)	$1,250,000	*	62,163	60,003	2,160	(9)
Citidel Equity Fund Ltd.	$28,000,000	7.0%	1,344,086	1,344,086	0
CNH CA Master Account, L.P.	$10,000,000	2.5%	480,031	480,031	0
Credit Suisse Securities LLC, USA	$14,000,000	3.5%	672,043	672,043	0
DBAG London	$18,000,000	4.5%	864,055	864,055	0
D.E. Shaw Valence Portfolios, L.L.C.	$46,000,000	11.5%	2,208,142	2,208,142	0
Deutsche Bank Securities Inc.	$18,000,000	4.5%	864,055	864,055	0
Double Black Diamond Offshore LOC	$6,873,000	1.7%	329,925	329,925	0
Fore Convertible Master Fund, Ltd.	$18,254,000	4.6%	876,248	876,248	0

S-1

	Principal Amount
	of Notes and
	Subsidiary	Percentage	Number of Shares of Common Stock
	Guarantees	of Notes and			Beneficially
	Beneficially	Subsidiary			Owned
	Owned and	Guarantees	Beneficially	Offered	After the
Full Legal Name of Selling Securityholder (1)	Offered Hereby (2)	Outstanding (3)	Owned (4)	Hereby (2)(4)	Offering (2)

Fore Erisa Fund, Ltd.	$1,746,000	*	83,813	83,813	0
Fore Multi Strategy Master Fund, Ltd.	$5,092,000	1.3%	244,431	244,431	0
Henderson Global Equity Multi-Strategy Master Fund Limited	$1,574,000	*	75,556	75,556	0
Henderson North American Equity Multi-Strategy Fund Limited	$426,000	*	20,449	20,449	0
JPMorgan Securities Inc.	$2,500,000	*	120,007	120,007	0
KBC Financial Products (Cayman Islands) Ltd.	$15,500,000	3.9%	744,048	744,048	0
KBC Financial Products USA Inc.	$8,500,000	2.1%	408,026	408,026	0
LDG Limited	$489,000	*	24,961	23,473	1,488	(9)
Lydian Global Opportunities Master Fund Ltd.	$8,000,000	2.0%	384,024	384,024	0
Lydian Oversees Partners Master Fund L.P.	$27,000,000	6.8%	1,296,083	1,296,083	0
Man Mac I, Ltd.	$3,212,000	*	154,185	154,185	0
Magnetar Capital Master Fund, Ltd.	$15,000,000	3.8%	720,046	720,046	0
Sandelman Partners Multi-Strategy Master Fund, Ltd. (6)	$25,000,000	6.3%	1,917,077	1,200,077	717,000
South Dakota Retirement System (7)	$2,000,000	*	167,006	96,006	71,000
Sphinx Fund	$398,000	*	19,105	19,105	0
Topaz Fund	$8,000,000	2.0%	384,024	384,024	0
TQA Master Fund, Ltd.	$3,391,000	*	229,118	162,778	66,340	(9)
TQA Master Plus Fund	$2,239,000	*	132,823	107,478	25,345	(9)
Zurich Institutional Benchmark Master Fund	$941,000	*	60,098	45,170	14,928	(9)

TOTAL (8)	$357,812,000	89.5%	18,248,262	17,176,064	1,072,198

*	Less than 1%.

(1)	Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

S-2

(2)	We do not know when or in what amounts a selling securityholder may offer the Notes, subsidiary guarantees or shares of common stock for sale. The selling securityholder might not sell any or all of the Notes and subsidiary guarantees or shares offered by this prospectus. Because the selling securityholders may offer all or some of the Notes and subsidiary guarantees or shares pursuant to this offering, we cannot estimate the number of the Notes and subsidiary guarantees or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the Notes and subsidiary guarantees or shares covered by this prospectus will be held by the selling securityholders.

(3)	Percentage ownership is based on $400 million principal amount of Notes and related subsidiary guarantees outstanding.

(4)	Amounts assume conversion of all the selling securityholders’ Notes at the initial conversion rate of 48.0031 shares of common stock per $1,000 principal amount of Notes, excluding fractional shares. However, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the Notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease.

(5)	Beneficial ownership includes the following additional shares of common stock which are not being offered hereby and which we have assumed will remain outstanding after the offering: 13,333 shares currently held by Allstate Insurance Company, 15,700 shares held by Agents Pension Plan and 58,000 shares of common stock held by Allstate Retirement Plan.

(6)	Beneficial ownership includes 717,000 additional shares of common stock which are not being offered hereby and which we have assumed will remain outstanding after the offering.

(7)	Beneficial ownership includes 71,000 additional shares of common stock which are not being offered hereby and which we have assumed will remain outstanding after the offering.

(8)	The aggregate principal amount of Notes and related subsidiary guarantees reflected in the table is less than the $400 million principal amount of Notes and related subsidiary guarantees outstanding because some securityholders have advised us that they have sold their Notes and related subsidiary guarantees under this prospectus. There may be other securityholders included in the table who have sold their Notes and related subsidiary guarantees but have not yet notified us.

(9)	Represents shares of our common stock issuable upon conversion of Notes, at the present conversion rate, which were acquired from other selling securityholders under this prospectus and which we have assumed will remain outstanding after the offering.

S-3